Exhibit 10.6
Aruba Networks, Inc.
3316 Pomerado Drive
San Jose, California 95135
April 12, 2002
Keerti Melkote
3305 Pomerado Way
San Jose, CA 95135
Dear Keerti:
          Aruba Networks, Inc. (the “Company”) is pleased to confirm your employment on the following terms (the “Agreement”):
          1. Compensation and Benefits. The Company will pay you such salary as agreed upon by you and the Company’s Board of Directors (the “Board”). Such salary will be payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As a regular employee of the Company, you will be eligible to participate in such Company-sponsored benefits as are in effect from time to time.
          2. No Conflicts. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
          3. Stock Purchase Agreement. You purchased 2,000,000 shares of common stock pursuant to a Stock Purchase Agreement dated February 14, 2002. The terms of such Stock Purchase Agreement remain in full force and are not affected by this Agreement.
          4. Proprietary Information and Inventions Agreement. Like all Company employees, you signed the Company’s standard Proprietary Information and Inventions Agreement. The terms of that agreement remain in full force and are not affected by this Agreement.
          5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member of the Board.

Keerti Melkote
April 12, 2002

          6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
          7. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
          8. Entire Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Proprietary Information and Inventions Agreement, and the Stock Purchase Agreement contain the entire understanding of the parties with respect to their respective subject matter and the subject matter hereof.
* * * * *

Keerti Melkote
April 12, 2002

          Please indicate your agreement with these terms by signing and dating the enclosed duplicate originals of this Agreement and returning them to me. As required by law, your continued employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Aruba Networks, Inc.

By:	/s/ Pankaj Manglik
I have read and accept the above terms of employment:

/s/ Keerti Melkote

Keerti Melkote

Dated: 4-12-02